Exhibit 5.1
Siana E. Lowrey
+1 415 693 2150
slowrey@cooley.com

February 27, 2023
Sweetgreen, Inc.
3102 36th Street
Los Angeles, CA 90018
Re:    Registration on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Sweetgreen, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 1,111,331 shares (the “Shares”) of the Company’s Class A common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “Plan”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plan and (d) such other records, documents, certificates, memoranda and instruments as we have determined to be necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By: /s/ Siana E. Lowrey
Siana E. Lowrey

Cooley LLP 3 Embarcadero Center, 20th Floor, San Francisco, CA 94111
t: (415) 693 2000 f: (415) 693 2222 cooley.com